Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of Danaher Corporation of our reports dated January 27, 2004, with respect to the consolidated financial statements and schedule of Danaher Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Registration Statements on Form S-3

Registration Number	Date Filed

333-104953	May 2, 2003
333-83186	February 22, 2002

Registration Statements on Form S-8

Name	Registration Number	Date Filed

Retirement and Savings Plan	333-107500	July 31, 2003
Amended and Restated Executive Deferred Incentive Program	333-105198	May 13, 2003
Non-Qualified Stock Option Agreement	333-43772	August 15, 2000
1998 Stock Option Plan	333-59269	July 16, 1998
Non-Qualified Stock Option Agreement	333-14781	October 24, 1996

Ernst & Young LLP

March 5, 2004